Exhibit 99.1

HUTCHINSON TECHNOLOGY REPORTS PRELIMINARY THIRD QUARTER RESULTS

Third Quarter Shipments Grow 15 Percent Sequentially

Higher Sequential Demand Expected in the Fourth Quarter

Hutchinson, Minn., July 6, 2011 — Hutchinson Technology Incorporated (NASDAQ: HTCH) today reported its preliminary results for its fiscal 2011 third quarter ending June 26, 2011.

The company shipped approximately 118 million suspension assemblies in the fiscal 2011 third quarter, up 15 percent compared with its second quarter shipments of 102.3 million. Net sales for the quarter totaled approximately $72 million, up 14 percent compared with its second quarter net sales of $63.3 million.

Wayne Fortun, Hutchinson Technology’s president and chief executive officer, said “our shipments over the last 9 weeks of our third quarter averaged approximately 10 million suspensions per week, and we expect this pace to continue into the fourth quarter. As a result, we currently expect our fourth quarter shipments to exceed our third quarter shipments. It appears that demand has shifted to some customer programs where we have stronger positions, and we believe that we are beginning to regain market share. We are leveraging available capacity to respond to the additional customer demand.”

Fiscal 2011 Third Quarter Results to be Reported on July 26, 2011

As previously announced, the company plans to report its fiscal 2011 third quarter results on Tuesday, July 26, 2011, after the close of the market. A subsequent conference call for the investment community will take place at 5:00 p.m. Eastern Time (4:00 p.m. Central Time) on the same day.

The call will be accessible live and on an archived basis on Hutchinson Technology’s web site at www.htch.com/investors. The webcast also will be distributed by Thomson StreetEvents to both institutional and individual investors at www.earnings.com.

About Hutchinson Technology

Hutchinson Technology is a global technology leader committed to creating value by developing solutions to critical customer problems. The company’s Disk Drive Components Division is a key worldwide supplier of suspension assemblies for disk drives. The company’s BioMeasurement Division is focused on bringing to the market new technologies and products that provide information clinicians can use to improve the quality of health care and reduce costs.

Cautionary Note Regarding Forward-Looking Statements

This announcement contains forward-looking statements regarding demand for and shipments of disk drives and the company’s products and regarding the company’s market position. The company does not undertake to update its forward-looking statements. These statements involve risks and uncertainties. The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of changes in market demand and market consumption of disk drives or suspension assemblies, changes in demand for our products, the company’s ability to produce suspension assemblies at levels of precision, quality, volume and cost its customers require, changes in product mix, changes in customers yields, changes in storage capacity requirements, changes in expected data density and other factors described from time to time in the company’s reports filed with the Securities and Exchange Commission.

INVESTOR CONTACT:	MEDIA CONTACT:
Chuck Ives	Connie Pautz
Hutchinson Technology Inc.	Hutchinson Technology Inc.
320-587-1605	320-587-1823